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                                                                    EXHIBIT 99.1

                                                             Contact: Brock Hill
                                                                  (626) 535-1932



                        COAST LITIGATION TRUST ANNOUNCES
                GOVERNMENT FILING OF MOTION FOR SUMMARY JUDGMENT

        PASADENA, California, August 24, 2000 - The Coast Federal Litigation Contingent Payment Rights Trust (the "Trust") (NASDAQ:CCPRZ) announced today that on August 23, 2000 the government filed a motion seeking summary judgment denying the damage claims asserted by the plaintiff in Coast Federal Bank, Federal Savings Bank ("Coast Federal") v. The United States (Civil Action No. 92-466C (the "Litigation") in the United States Court of Federal Claims (the "Claims Court")). The government is seeking a summary judgment holding that (i) Coast Federal's expectancy damages claims are too remote, speculative, uncertain, and unforeseeable as a matter of law, (ii) Coast Federal is barred from recovering expectancy damages in any event because it failed to mitigate and (iii) Coast Federal has overstated the amount of contractual regulatory capital taken from it as a result of FIRREA because such capital was to amortize over a period of 12.7 years and was not a permanent addition to Coast Federal's regulatory capital. Among the materials filed with the government's motion for summary judgment are the reports of the government's expert witnesses responding to the reports on Coast Federal's damages claims submitted by Coast Federal's expert witnesses and filed with the Claims Court on September 29, 1999.

        Pursuant to an Order of Judge Emily C. Hewitt of the Claims Court dated August 3, 2000, Coast Federal is required to file its response to the government's motion for summary judgment and any cross-motions by September 13, 2000. The government will then be required to file its replies and any responses to Coast Federal's cross-motions by September 27, 2000. Coast Federal will have until October 4, 2000 to file any replies. Oral argument on the government's summary judgment motion and any cross-motions filed by Coast Federal will be heard on October 11, 2000.

        The Trust, established as part of the transaction pursuant to which Coast Savings Financial, Inc. ("Coast Savings"), merged with and into H.F. Ahmanson & Co., holds Ahmanson's or its successor's commitment to pay the Trust the net after-tax proceeds, if any, received by Coast Federal, or its successor, in the Litigation. Certificates representing undivided interests in the assets of the Trust, and therefore interests in Ahmanson's commitment, were publicly issued by the Trust to the holders of Coast Savings' common stock immediately prior to the effectiveness of Coast Savings' merger with Ahmanson on February 13, 1998, which certificates trade on The NASDAQ National Market under the symbol CCPRZ.##